Exhibit 2.1












                            ASSET PURCHASE AGREEMENT

                                     between


                          the S.M. STOLLER CORPORATION


                                       and

                             Tenera ROCKY FLATS, LLC













                                  June 30, 2003

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (the "Agreement"), dated this ____ day of June, 2003, is made by and between The S.M. Stoller Corporation, a Colorado corporation ("Purchaser") and TENERA Rocky Flats, LLC, a Colorado limited liability company ("Seller").

                                    RECITALS

         WHEREAS, the parties hereto desire to enter into this Agreement pursuant to which Purchaser will purchase certain of Seller's assets and assume obligations related thereto upon the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and the mutual promises, representations, warranties and covenants hereinafter set forth, the parties hereto agree as follows:

                                   Article 1
                                   DEFINITIONS

         As used herein, the following terms shall have the following meanings:

         "Agreement" shall have the meaning set forth in the introductory paragraph.

         "Assets" shall have the meaning set forth in Section 2.1.

         "Assumed Liabilities" shall have the meaning set forth in Section 2.3(a) hereof.

         "Closing" shall mean the consummation of the transactions provided for in this Agreement as of the date hereof.

         "CMSS" shall mean Closure Mission Support Services, LLC, a Colorado limited liability company.

         "Excluded Assets" shall have the meaning set forth in Section 2.1 hereof.

         "Indemnitor" shall have the meaning set forth in Section 5.3(a) hereof.

         "Indemnitee" shall have the meaning set forth in Section 5.3(a) hereof.

         "Joint Venture Interests" shall have the meaning set forth in Section 2.1.

         "Member Agreement" shall mean the agreement between Seller, Purchaser, CMSS and all other members of CMSS, dated as of August 10, 2000, as amended.

         "Operating Agreement" shall mean the CMSS Operating Agreement, as amended.

         "Purchased Contracts" shall have the meaning set forth in Section 2.1.

         "Purchaser" shall have the meaning set forth in the introduction hereto.

         "Retained Liabilities" shall have the meaning set forth in Section 2.3(b) hereof.

         "Seller" shall have the meaning set forth in the introduction hereto.



                                   Article 2
                                    PURCHASE

2.1      Purchase and Sale of Assets.

(a) Purchaser and Seller agree that, upon the terms and subject to the conditions contained herein, and in reliance on the respective representations and warranties of the parties, Seller hereby sells, assigns, transfers, conveys and delivers to Purchaser, and Purchaser hereby purchases from Seller for the consideration specified in Section 2.2 of this Agreement, all of Seller's right, title and interest in (i) all contracts, subcontracts, purchase orders, instruments or other agreements listed on Schedule 2.1(a) attached hereto (the "Purchased Contracts") and (ii) its membership interests in CMSS as more particularly described on Schedule 2.1(a) attached hereto (the "Joint Venture Interests" and, together with the Purchased Contracts, the "Assets").

(b) Notwithstanding the foregoing, the Assets shall not include (a) any contracts listed on Schedule 2.1(b), (b) any other contracts or agreements of Seller (including any employee agreement or employee benefit plan) not listed on
Schedule 2.1(a), or (c) any other assets of Seller not specifically described in
Section 2.1(a) (collectively, the "Excluded Assets").

2.2 Purchase Price. For and in consideration of the sale, transfer, conveyance, assignment and delivery of the Assets herein by Seller, Purchaser hereby assumes the liabilities arising from the Purchased Contracts and the Joint Venture Interests after the date hereof in accordance with this Agreement and shall pay Seller in cash at the Closing immediately upon execution hereof, Eight Thousand Dollars ($8,000.00).

2.3 Liabilities. Immediately following the Closing, Purchaser shall assume, perform and discharge as and when due all liabilities and obligations of Seller arising under the Purchased Contracts (the "Assumed Liabilities"), except as expressly provided otherwise herein. (a) In no event shall Purchaser become liable for any Retained Liabilities, as defined below. For purposes of this Agreement, "Retained Liabilities" shall include any liability or obligation of Seller not specifically assumed by Purchaser as set forth above, being of whatever nature or kind, and such shall be deemed Retained Liabilities regardless of whether any of the foregoing are presently or hereafter known, asserted or unasserted, suspected or unsuspected, fixed, contingent, matured or unmatured, and whether sounding in law, equity, contract, tort, statute or otherwise, all as though fully set forth herein. All customarily proratable items relating to the Purchased Contracts or the Joint Venture Interests payable subsequent to the date hereof and relating to a period of time both prior to and subsequent to the date hereof will be prorated as of the close of business on the day before the date hereof between Purchaser and Seller.

2.4      Employees.

(a) Seller agrees to use its best efforts to assist Purchaser to cause certain of the employees and consultants of Seller, designated by Purchaser, to be hired by Purchaser after Closing. Seller covenants not to offer such employees, at any time after Closing, alternative employment without the prior written consent of Purchaser. Purchaser shall have no obligation to hire any employees or consultants of Seller, whether so designated or otherwise.

(b) As to any such employee designated by Purchaser prior to or as of the date hereof who is employed by Purchaser after the Closing, Seller hereby releases such employee as of the date hereof from any contractual provision with Seller or any affiliate of Seller under Seller's control, which would impair the utility of such employee's services to Purchaser or which would impose upon such employee any monetary or other obligation to Seller which otherwise would be occasioned by the termination of such employee's employment including, without limitation, any agreements of noncompetition or confidentiality relating to Seller.

2.5      Assignment.

(a) This Agreement constitutes the assignment of all Assets by Seller and an assumption of the Assumed Liabilities by Purchaser; provided that, this Agreement shall not constitute an assignment or assumption, or an attempted assignment or an attempted assumption, of any Asset until the assignment of such Asset has been consented to or approved by the applicable department or division of the United States Federal Government, any other party to a Purchased Contract, any member of CMSS other than Seller, or any other person or entity required by law or contract to provide such consent or approval.

(b) The parties understand and agree that it will be necessary for Seller to obtain consent or approval of the United States Federal Government to assign and novate certain of the Purchased Contracts, and that said novation may occur at a date subsequent to the effective date of this Agreement. For any of the Purchased Contracts not novated as of the date hereof, Seller agrees to subcontract with Purchaser for the performance of such Purchased Contracts at the same price (with zero mark-up) until the novation is completed.

(c) With respect to any Purchased Contract the assignment of which requires the consent or approval of the U.S. Federal Government, as soon as practicable, Purchaser shall prepare (with Seller's assistance), in accordance with Federal Acquisition Regulation ("FAR") Part 42, section 42.12, and any applicable agency regulations or policies, a written request ("Request") to the Responsible Contracting Officer(s). The Request shall be submitted by Seller to the Responsible Contracting Officer(s) for the U.S. Government to (i) recognize Purchaser as Seller's successor-in-interest to all of the Government Contracts, and (ii) to enter into a novation agreement substantially in the form set forth in FAR 42.1204 (the "Novation Agreement"), pursuant to which, subject to FAR
Part 42, all of Seller's rights, title and interest in and to, and all of Seller's obligations and liabilities under, each Purchased Contract shall be validly conveyed, transferred and assigned and novated to Purchaser by all parties thereto. Purchaser shall provide to Seller any information regarding Purchaser required in connection with such Request. Seller and Purchaser shall each use their best efforts to obtain all consents, approvals and waivers required for the purpose of processing, entering into and completing any Novation Agreement, including responding to any requests for information by the U.S. Government with regard to such Novation Agreement.

(d) With respect to any Asset which requires, whether by law or by contract, the consent or approval or any person or entity other than the U.S. Federal Government, Purchaser shall use its best efforts to obtain all such consents or approvals and shall cause to be prepared, and approved by Purchaser's counsel, all documents and instruments necessary or advisable to effect the transfers and assignments contemplated by this Agreement.

(e) Any payments pursuant to such Purchased Contracts received by Seller for work performed after the date hereof shall be remitted to Purchaser. Any payments pursuant to such Purchased Contracts received by Purchaser for work performed prior to the date hereof shall be remitted to Seller.

                                   Article 3
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         The Seller represents and warrants to Purchaser as follows:

3.1 Organization and Standing. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Colorado and has the full power and authority to carry on its business in places in which it is now being conducted.

3.2 Authority and Status. Seller has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby without the necessity of any act or consent of any other person whomsoever. The execution, delivery and performance by Seller of this Agreement and each agreement, document and instrument provided for herein has been duly authorized and approved by the necessary limited liability action. This Agreement and each and every agreement, document and instrument to be executed, delivered and performed by Seller in connection herewith, constitutes the valid and legally binding obligations of Seller, enforceable against it in accordance with their respective terms.

3.3 Agreement Does Not Violate Other Instruments. The execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby will not, violate any provision of its charter documents, as amended; or violate or constitute an occurrence of default under any provision of, or conflict with, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any Purchased Contract.

3.4 Purchased Contracts. Seller has delivered or made available to Purchaser true, complete and correct copies of all Purchased Contracts. Each Purchased Contract assigned to Purchaser hereunder is in full force and effect and is valid, binding and enforceable in accordance with its terms against Seller. No party to any Purchased Contract or any agreement included in the Joint Venture Interests or any successor or assignee thereof, is in default of any material provision thereof and there exists no event or condition which does or would, by itself, or with the giving of notice or the passage of time or both, constitute a breach of or default of any material provision under any Purchased Contract or result in the acceleration of any obligation thereunder.

3.5      Joint Venture Interests.

(a) Seller's Joint Venture Interests being transferred hereby are equal to eighty percent (80%) of the ownership interests in CMSS. Such Joint Venture Interests are duly authorized and validly issued and outstanding, fully paid and nonassessable. Except for the owners of membership interests in CMSS identified by Seller to Purchaser, there are no other owners of interests in CMSS. The Joint Venture Interests have not been issued in violation of, and are not subject to, any purchase option, call, right of first refusal, preemptive, subscription or similar rights under any provision of applicable law, rulings, orders, contract, agreement or instrument to which CMSS or Seller is subject, bound, a party or otherwise. There are no outstanding warrants, options, rights, "phantom" membership rights, agreements, convertible or exchangeable securities or other commitments (other than this Agreement) pursuant to which CMSS or Seller is or may become obligated to issue, sell, purchase, return or redeem any membership interests or other interests of CMSS. There are no outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which members of CMSS may vote.

(b) Upon Seller's receipt of the purchase price described in Section 2.2, good and valid title to the Joint Venture Interests shall pass to Purchaser, free and clear of any liens, claims encumbrances, security interests, options, charges and restrictions of any kind. Other than this Agreement, the Member Agreement and the Operating Agreement, the Joint Venture Interests will not be, as of the Closing, subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding restricting or otherwise relating to the Joint Venture Interest.

3.6 Liabilities. There are no suits, actions, proceedings, claims, judgments, or investigations pending or threatened against CMSS or affecting the Joint Venture Interests or the assets of CMSS, and there exists no basis or grounds for any such suit, action, proceedings, claim, judgment, or investigation. Except as otherwise disclosed to Seller, CMSS has no liability or obligation (whether accrued, absolute, contingent, unliquidated or otherwise). No liability disclosed to Seller, singly or in the aggregate, would have a material adverse effect on the Joint Venture Interests, the assets of CMSS, or the right of Seller to consummate the transactions contemplated hereby.

3.7 Schedules. All Schedules attached hereto are true, correct and complete as of the signing of this Agreement.

3.8 Full Disclosure. None of the representations and warranties made in this Agreement, the Schedules hereto or any document, instrument, written statement or other information furnished by or on behalf of Seller in connection with the negotiations and transactions set forth herein, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading.

                                   Article 4
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to Seller as follows:

4.1 Organization and Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Colorado and has the full power and authority (corporate and otherwise) to carry on its business in places in which it is now being conducted.

4.2 Authority and Status. Purchaser has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby without the necessity of any act or consent of any other person whomsoever. The execution, delivery and performance by Purchaser of this Agreement and each agreement, document and instrument provided for herein, have been duly authorized and approved by its directors. This Agreement and each and every agreement, document and instrument to be executed, delivered and performed by Purchaser in connection herewith, constitutes the valid and legally binding obligations of Purchaser, enforceable against it in accordance with their respective terms.

4.3 Agreement Does Not Violate Other Instruments. The execution and delivery of this Agreement by Purchaser does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Articles of Incorporation, as amended, or Bylaws, as amended, of Purchaser.

Article 5
                   COVENANTS, INDEMNIFICATION AND UNDERTAKINGS

5.1 Seller's Indemnification. Seller shall protect, defend, indemnify and hold harmless Purchaser and its partners, employees, successors and assigns from and against any losses, damages and expenses (including, without limitation, reasonable counsel fees, costs and expenses incurred in investigating and defending against the assertion of such liabilities) which may be sustained, suffered or incurred by Purchaser or its partners, employees, successors and assigns and which (a) relate to any breach by Seller of its representations, warranties or covenants in this Agreement, or (b) arise out of the failure of Purchaser to satisfy any of the Retained Liabilities.

5.2 Purchaser's Indemnification. Purchaser shall protect, defend, indemnify and hold harmless Seller and its partners, employees, successors and assigns from and against any losses, damages and expenses (including, without limitation, reasonable counsel fees, costs and expenses incurred in investigating and defending against the assertion of such liabilities) which may be sustained, suffered or incurred by Seller or its partners, employees, and assigns and which
(a) relate to any breach by Purchaser of its representations, warranties or covenants in this Agreement or (b) arise out of the failure of Purchaser to satisfy any of the Assumed Liabilities.

5.3      Notice of Indemnification.

(a) If any action, suit or proceeding shall be commenced, or any claim or demand shall be asserted, in respect of which a party entitled to indemnification pursuant to this Agreement (the "Indemnitee") demands indemnification under this Article, the party from which such indemnification is demanded under this Article (the "Indemnitor") shall be notified to that effect with reasonable promptness and shall have the right to assume the entire control of (including the selection of counsel), subject to the right of the Indemnitee to participate (with counsel of Indemnitee's choice) in the defense, compromise or settlement thereof. Failure of Indemnitee to give such notice to Indemnitor shall not relieve Indemnitor from any obligation under this Article unless such failure prejudices the defense of the action or proceeding by Indemnitor.

(b) The Indemnitee shall cooperate fully in all respects with the Indemnitor in any such defense, compromise or settlement, including, without limitation, by making available all pertinent information under its control to the Indemnitor. The Indemnitor will not compromise or settle any such action, suit, proceeding, claim or demand without the prior written consent of the Indemnitee; provided, however, that in the event such consent is withheld, then the liabilities of the Indemnitor shall be limited to the total sum representing the amount of the proposed compromise or settlement and the amount of counsel fees accumulated at the time such consent is withheld.

5.4 Cooperation. Seller and Purchaser shall cooperate fully with each other after the Closing with respect to any claims, demands, tax or other audits, suits, actions and proceedings by or against Seller or Purchaser, as the case may be, in respect of the Purchased Contracts or the liabilities related thereto, whether or not Assumed Liabilities and whether or not either party has notified the other of a claim for indemnity with respect to such matter.

5.5      Deliveries at Closing.

(a) Seller's Deliveries. Simultaneously with the execution of this Agreement, Seller shall deliver to Purchaser (1) the Joint Venture Interests, (2) copies of any Purchased Contract not previously provided to Purchaser, (3) satisfactory evidence of any necessary approval to the transactions contemplated hereunder by any regulatory authorities, any party to any Purchased Contracts, any member of CMSS, or any other required party and (4) such other evidence of the performance of all covenants and satisfaction of all conditions required of Seller by this Agreement, at or prior to the Closing, as Purchaser or its counsel may reasonably require.

(b) Purchaser's Deliveries. Simultaneously with the execution of this Agreement, Purchaser shall deliver to Seller (1) the purchase price described in Section 2.2, and (2) such other evidence of the performance of all covenants and satisfaction of all conditions required of Purchaser by this Agreement, at or prior to the Closing, as Seller or its counsel may reasonably require.

                                   Article 6
                               GENERAL PROVISIONS

6.1 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand, telecopy, overnight delivery service or mailed by registered, certified mail or electronic mail with acknowledgement of receipt requested, addressed as follows:

                         (a) If to Seller to:

                                    TENERA, Inc.
                                    100 Bush Street, Suite 850
                                    San Francisco, CA 94104
                                    Attn:  Chief Executive Officer
                                    Fax:  415.445.3250
                                    Email:  jhazarian@tenera.com

                           with a copy to:

                                    Tom Loo, Esq.
                                    Greenberg Traurig LLP
                                    2450 Colorado Ave, Suite  400E
                                    Santa Monica, CA 90404
                                    Fax:  310. 586.7800
                                    Email: loot@gtlaw.com

                           (b) If to the Purchaser to:

                                    The S.M. Stoller Corporation
                                    990 S. Public Road, Suite A
                                    Lafayette, Colorado 80026
                                    Attn: Joseph W. Gordon
                                    Fax:  303.443.1408
                                    Email: jgordon@stoller.com

                           with a copy to:

                                    Sonnenschein Nath & Rosenthal
                                    1301 K St., N.W., Suite 600, East Tower
                                    Washington, D.C.  20005
                                    Attn:  Joseph P. Hornyak
                                    Fax:  202.408.6399
                                    Email:  jhornyak@sonnenschein.com

                           (c) If delivered personally or by telecopier, the
date on which a notice, request, instruction or document is delivered shall be the date on which such delivery is made and, if delivered by mail, electronic mail or overnight service, the date on which such notice, request, instruction or document is received shall be the date of delivery.

6.2 Further Assurances. Each party covenants that at any time, and from time to time, after the Closing, it will execute such additional instruments and take such actions as may be reasonably requested by the other party to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

6.3 Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

6.4 Expenses. Except as expressly set forth herein, all expenses incurred by the parties hereto in connection with or related to the authorization, preparation and execution of this Agreement and the Closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all costs or fees incurred by Seller in connection with the novation or transfer of any Purchased Contract, if any, and any fees and expenses of agents, representatives, counsel and accountants employed by any such party, shall be borne solely and entirely by the party which has incurred the same.

6.5 Survival of Representations and Warranties. All representations and warranties made by Seller or Purchaser in this Agreement or in any document or instrument executed and delivered pursuant hereto are material, have been relied upon by the other party, shall survive the Closing and shall not merge in the performance of any obligation by any party hereto. All representations and warranties shall survive the Closing for twelve (12) months from the date hereof.

6.6 Binding Effect; Third Party Beneficiaries; Assignment. This Agreement shall be binding upon and inure to the benefits of the parties hereto and their respective legal representatives, executors, administrators, successors and assigns. Nothing in this Agreement shall be construed to create any rights in any other persons or entities as third party beneficiaries or otherwise. This Agreement shall not be assigned by any party without the prior written consent of the other party.

6.7 Headings. The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

6.8 Entire Agreement; Changes in Writing. This Agreement constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

6.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Colorado without regard to the conflict of laws provisions thereof.

6.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.11 Schedules and Exhibits Incorporated. All Schedules and Exhibits attached hereto are incorporated herein by reference.IN WITNESS WHEREOF, each party hereto has caused this Asset Purchase Agreement to be executed on their behalf as of the date first above written.

                                   SELLER:

                                   TENERA ROCKY FLATS, LLC


                                   ____________________________________________
                                   Name:
                                   Title:


                                   PURCHASER:

                                   THE S.M. STOLLER CORPORATION


                                   ____________________________________________
                                   Name:
                                   Title: